Exhibit 10.1

RESTRUCTURING AGREEMENT

This RESTRUCTURING AGREEMENT (this “Agreement”) dated as of June 11, 2024 (the “Effective Date”) is entered into by and among Nukkleus Inc., a Delaware corporation (“Nukk”) and X Group Fund of Funds, a Michigan limited partnership (“X Group” and together with Nukk the “Parties”).

RECITALS

WHEREAS, Nukk is listed on the Nasdaq Global Market under the symbol “NUKK”;

WHEREAS, Nukk is currently deficient in its reports required to be filed with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended;

WHEREAS, Nukk has received multiple deficiency notices from Nasdaq indicating that it is not in compliance with multiple listing standards; and

WHEREAS, Nukk is presently in need of capital to pay its employees and its service providers and pay various outstanding liabilities; and

WHEREAS, X Group has agreed to loan Nukk $300,000 subject to various conditions outlined herein,

NOW THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Loan. X Group hereby agrees to provide Nukk a loan in the amount of $375,000 with 20% OID (Net amount is $300,000) pursuant to the terms set forth in the Form of Senior Unsecured Promissory Note attached hereto as Exhibit A. The initial USD $250,000, which has been funded to the escrow account of Fleming PLLC, will be disbursed as of the date hereof, in accordance with the Disbursement Memorandum attached hereto as Exhibit B. An additional USD $50,000 will be wired to the escrow account of Fleming PLLC no later than June 14, 2024 and shall thereafter be disbursed pursuant to a Disbursement Memorandum to be signed by Nukk and X Group.

2. Further Investment. X Group, in its sole discretion, will have the right for a period for six months from the Effective Date (the “Investment Period”), to lend Nukk an additional $500,000 in consideration of a convertible promissory note that will have a term of two years, bear interest at 12% and will convert into shares of common stock at a per share price of $0.25. During the Investment Period, Nukk may not incur additional debt or enter into any equity financing arrangement without the written consent of X Group.

Nukk hereby represents and clarifies that as of the day of this Agreement there is no other convertible note issued to any third party provided that Nukk issued a Promissory Note to Daniel Reshef on April 30, 2024 providing for the issuance of shares of common stock of Nukk upon the occurrence of various events of default.

3. Board of Directors. Within one (1) business day of the Effective Date, the Board of Directors and the Governance Committee of the Company will nominate and appoint Reuven Yeganeh and Anastasia Kotaieva who shall be considered independent by the Board of Directors pursuant to the rules of Nasdaq. After the filing of the Form 10-K for the year ended September 30, 2023 (the “10K Filing”), Nukk will pay Mr. Assentato USD $10,000 as a bonus for services rendered and $10,000 for reimbursement for expenses advanced by Mr. Assentato on Nukk’s behalf in consideration of the waiver and release of any claims with certain exceptions the Mr. Assentato had or may have against Nukk, its officers and directors, its subsidiaries or any of its representatives or agents. Following the 10K Filing, the Board of Directors and the Governance Committee of the Company will nominate and appoint Ora Sofer who shall be considered independent by the Board of Directors pursuant to the rules of Nasdaq.

4. Corporate Restructuring. Nukk will in good faith negotiate the sale of its wholly owned subsidiary, Digital RFQ Ltd. (“Digital”) to Digital’s current management team led by Jamie Khurshid subject to approval of Nukk’s Board of Directors and shareholders and subject to compliance with all federal, state and Nasdaq rules. As further consideration for the sale of Digital, the parties will agree to a full release of all claims against such other party including the affiliates of such party. Upon closing of the sale of Digital, Nukk shall indemnify the Digital management team and affiliates to the fullest extent possible under the relevant jurisdiction against any and all claims, losses costs and expenses they may incur in relation to any claims brought against any of them by or on behalf of or as successor to Nukk.

During the Investment Period, X Group, without any additional compensation, will be exclusive advisor to Nukk with respect to additional financing and potential acquisitions by Nukk and Nukk will use its reasonable best efforts to consider all proposals by X Group. For clarification, Nukk will not consider other financing or acquisition proposals from third parties. Any such acquisition proposal provided by X Group will be subject to Nukk and such party entering a definitive binding agreement and the Board of Directors and shareholders of Nukk and the other party approving such acquisition.

Nukk undertakes to file its Form 10K for the year ended September 30, 2024 within 10 business days of the Effective Date which may be extended by the Parties written mutual agreement.

5. Voting Agreement. In order to induce X Group to provide the loan set forth in Section 1 of this Agreement, on the Effective Date, Emil Assentato will enter into a Voting Agreement with X Group and Nukk, a copy of which is attached hereto as Exhibit C.

6. Assentato Debt. The parties have hereby agreed that 100% of all loan balances including loans payable to Emil Assentato by Nukk will be recorded on the books of Nukk as a bona fide debt of Nukk of which 30% of such debt will be paid within nine (9) months of the Effective Date and the balance to be repaid within twenty four (24) months of the Effective Date.

7. Litigation Waiver. As of the Effective Date, the parties have hereby agreed, to waive all claims, one against the other, and have agreed not to commence any litigation, in any jurisdiction, in regards to any past understandings, oral or written, or regarding the terms of this Agreement. the parties have agreed for all time, to waive all claims, one against the other.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.

Nukkleus Inc.

By:	/s/ Emil Assentato
Name:	Emil Assentato
Title:	CEO

X Group Fund of Funds, limited partnership

By:	/s/ Anastasiia Kotaieva
Name:	Anastasiia Kotaieva
Title:	Owners

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